Exhibit 2.2

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is entered into as of December 15, 2017 and effective as of December 31, 2017, by and between Vecima Networks Inc., a Canadian corporation (“Buyer”), and Concurrent Computer Corporation, a Delaware corporation (“Seller”).

RECITALS

A.       Buyer and Seller have entered into an Asset Purchase Agreement dated as of October 13, 2017 (the “Purchase Agreement”) pursuant to which Buyer is purchasing substantially all of the assets of Seller used in the conduct of the Business (the “Transaction”).

B.       Seller is engaged in, among other things, the business of developing, marketing and supporting software applications and solutions (including software, hardware and services) for video content delivery and storage technologies (the “Business”).

C.       The Purchase Agreement requires that this Agreement be executed and delivered by Seller as a condition to the obligations of Buyer to close the Transaction.

NOW, THEREFORE, in consideration of the recitals and the covenants, representations, warranties, conditions and agreements hereinafter expressed, the parties hereto hereby agree as follows:

1.       Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Purchase Agreement. In addition, all capitalized terms used in the provisions of the Purchase Agreement that are incorporated by reference herein shall have the meaning ascribed to such terms in the Purchase Agreement.

2.       Acknowledgements.

(a)       Seller recognizes that the covenants set forth in Section 3 of this Agreement are an essential part of the Transaction and that, but for the agreement of Seller to comply with such covenants, Buyer would not close the Transaction. Seller acknowledges and agrees that the covenants set forth in Section 3 of this Agreement are necessary to protect the legitimate business interests of Buyer acquired in the Transaction, including, without limitation, trade secrets and other confidential information of Seller and goodwill included in the Purchased Assets, and that irreparable harm and damage will be done to Buyer if Seller takes any action in any way prohibited by such covenants.

(b)       Seller acknowledges and agrees that the reputation and goodwill associated with the Purchased Assets are an integral part of the past and future success of the Business. Seller acknowledges and agrees further that the Intellectual Property acquired by Buyer pursuant to the Purchase Agreement is an integral part of the past and future success of the Business, including the growth and expansion of the Business using the Intellectual Property acquired pursuant to the Purchase Agreement, and that the consideration Buyer is paying pursuant to the Purchase Agreement is intended, among other things, to ensure that Buyer can use and exploit the reputation, goodwill, and Intellectual Property included in the Purchased Assets to the fullest extent possible throughout the world without the Seller undermining the value of that which Buyer is acquiring by (among other things) competing in violation of the terms of this Agreement. Seller acknowledges further that if Seller deprives Buyer of the goodwill included in the Purchased Assets or in any manner utilizes the reputation and goodwill of the Business in competition with Buyer or otherwise competes in violation of the terms of this Agreement, Buyer will be deprived of the benefits it is paying for pursuant to the Purchase Agreement. Seller acknowledges further that Buyer’s interest in acquiring the Purchased Assets arises materially from the anticipated incorporation of the Business into Buyer’s operations (including the operations of Buyer’s Affiliates), and that Seller has operated, and that Buyer and its Affiliates intend to continue to operate, the Business on a global scale. Given this express motivation of Buyer to enter into the Transaction, Seller acknowledges and agrees that Seller’s competition with the Business in the geographic areas that are covered by the Business following the incorporation of such Business into Buyer’s operations would be unfair and thus that Buyer reasonably needs protection against such unfair competition by Seller.

(c)       Seller hereby acknowledges the broad territorial scope of the covenant contained in this Agreement, but acknowledges and agrees that the restrictions are reasonable and enforceable in view of, among other things, (i) the narrow range of activities prohibited, (ii) the products related to the Business are being marketed worldwide, (iii) the Business competes with other businesses that are or could be located in any part of the world, (iv) the fact that a business which competes with Buyer’s operation of the Business could greatly benefit if it were to obtain the confidential information included in the Purchased Assets, (v) the sale to Buyer of the Purchased Assets, including Intellectual Property and goodwill, pursuant to the Purchase Agreement, (vi) the fact that Seller would have an unfair competitive advantage if Seller were allowed to engage in the competitive activities prohibited by this Agreement in light of the confidential, proprietary and trade secret information and/or goodwill that Seller had as of the Closing, (vii) the provisions of Section 3 of this Agreement are reasonable and necessary to protect and preserve Buyer’s interests in and right to use and operate the Purchased Assets and the Business from and after Closing, and (viii) Buyer would be irreparably damaged if Seller were to breach the covenants set forth in Section 3 of this Agreement.

3.       Non-Competition and Non-Solicitation. In consideration of the amounts payable to Seller pursuant to the Purchase Agreement and the consummation of the Transaction, Seller agrees that Seller shall not:

(a)       for a period of three (3) years after the Closing Date (the “Restricted Period”) and anywhere in the world, directly or indirectly through any entity other than Buyer or its Affiliates, as a principal, employee, partner, member, officer, director, agent or otherwise, compete, assist in or provide financial resources to any activity which competes with the Business as it was conducted by the Seller prior to the Closing; provided, however, that the foregoing shall not prohibit Seller from owning 5% or less of the outstanding equity or debt securities of a publicly traded entity;

(b)       use or disclose to anyone, except authorized personnel of Buyer or its Affiliates, any Confidential Information in or related to the Purchased Assets to the extent such Confidential Information was incorporated in or related to the Purchased Assets as of the Closing; and if Seller is or may be obligated to disclose any such Confidential Information pursuant to Applicable Law or legal process, then Seller shall provide Buyer with prompt written notice before any such disclosure sufficient to enable Buyer either to seek a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section or both; provided that, nothing herein shall prevent Seller from using or disclosing information that is generally available to the public; or

(c)       directly or indirectly, during the Restricted Period, solicit or recruit any Continuing Employee or encourage a Continuing Employee to leave the Buyer’s employment, or solicit, recruit or hire any person who at the time of proposed hire by Seller had been an officer or employee of Buyer or any of its Affiliates subsequent to the Closing and within the previous twelve (12) months, or induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Business to reduce or discontinue its business with Buyer or any of its Affiliates or disclose to anyone else the name and/or requirements of any such customer or provide goods or services to any such customer in competition with the goods or services of the Business.

4.       Remedies. If Seller breaches the covenants set forth in Section 3 of this Agreement, Buyer will be entitled to the following remedies:

(a)       such money damages, as may be established by competent proof, from Seller; and

(b)       injunctive or equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 3 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach.

5.       Waiver. The rights and remedies of the parties to this Agreement are cumulative and without prejudice to any other rights or remedies under Applicable Law. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

6.       Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered by courier delivery to the party for which it is intended, upon transmission by facsimile provided there is electronic acknowledgement of receipt, or five (5) Business Days after having been deposited in the mail, certified or registered (with receipt requested) and postage prepaid, addressed at the address shown in this Section 6 for, or such other address as may be designed in writing hereafter by, such party:

Buyer:

Vecima Networks Inc.
771 Vanalman Avenue
Victoria, British Columbia V8Z 3B8
Canada
Attention:	Peter Torn, General Counsel and Corporate Secretary
Email:	peter.torn@vecima.com
Fax:	1-250-881-1974

Seller:

Concurrent Computer Corporation.
4375 River Green Parkway Ste 100
Duluth, GA, 30096
USA
Attention:	Warren Sutherland, CFO; Heather Asher, Senior Counsel
Email:	warren.sutherland@ccur.com; heather.asher@ccur.com

with a copy (which shall not constitute service) to:

Andrews Kurth Kenyon LLP
450 Lexington Avenue, 15th Floor
New York, NY 10017
Attention:	Paul N. Silverstein, Esq.
Email:	paulsilverstein@andrewskurth.com
Fax:	1-212-850-2929

Either party may, by notice to the other party, change the address and/or contact person to which any such notices are given.

7.       Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, delegated or assigned by either party hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that Buyer shall have the right to transfer and assign its rights hereunder to any of its Affiliates without the need for such consent.

8.       Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by electronic or facsimile signature(s).

9.       Headings; Interpretation. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to a Section, unless otherwise indicated, shall mean a Section of this Agreement. Each party hereto has participated substantially in the negotiation and drafting of this Agreement and each party hereto agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.

10.       Right to Recover Costs and Fees. Seller undertakes and agrees that if Seller breaches this Agreement, Seller shall be liable for all expenses, costs and fees (including attorneys’ fees) incurred by Buyer in enforcing its rights hereunder.

11.       Modification. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by authorized representatives of both of the parties hereto.

12.       Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Applicable Law.

13.       Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

14.       Submission to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the federal courts located in Delaware, or if such courts do not have jurisdiction, in any Delaware state court for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and each of the parties hereto agrees to commence any action, suit or proceeding relating hereto in the federal courts located in Delaware or, if such courts do not have jurisdiction, in any Delaware state court. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction pursuant to this Section 14. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the above noted jurisdictions, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BETWEEN THE PARTIES HERETO, DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY DISPUTES RELATED HERETO. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO AGENT, REPRESENTATIVE OR ATTORNEY OF ANY OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 14.

15.       Judicial Enforcement. If any territorial, time or activity limitation (or the lack thereof) is determined to be unreasonable by a court or other tribunal, the parties agree to the reduction of such territorial, time or activity limitations (including the imposition of such a limitation if it is missing) to such an area, period or scope of activity as said court or tribunal shall deem reasonable under the circumstances. Also, if Buyer seeks partial enforcement of Section 3 as to only a territory, time and scope of activity which is reasonable, then Buyer shall be entitled to such reasonable partial enforcement. If such reduction or (if Buyer seeks partial enforcement) such partial enforcement is not possible, then the unenforceable provision or portion thereof shall be severed as provided in Section 16.

16.       Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, so long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties hereto as evidenced hereby.

17.       Entire Agreement. Seller acknowledges and agrees that Seller is not entering into this Agreement in reliance upon any term or condition not stated herein; that this Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and that this Agreement supersedes all prior and contemporaneous agreements and understandings, whether written or oral or express or implied, pertaining to Seller’s ability to compete with the Business; provided, however, nothing in this Agreement shall supersede the Purchase Agreement, or relieve any party hereto of its obligations under the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have each caused this Non-Competition and Non-Solicitation Agreement to be executed as of the day, month and year first above written.

BUYER:
VECIMA NETWORKS INC.

By:	/s/ Peter Torn
Name: Peter Torn
Title: General Counsel and Corporate Secretary

SELLER:
CONCURRENT COMPUTER CORPORATION

By:	/s/ Warren Sutherland
Name: Warren Sutherland
Title: Chief Financial Officer